Exhibit 99.1

Prospect Capital Corporation Announces Launch of
Cash Tender Offers For its Outstanding
5.875% Senior Notes due 2023 and 6.375% Notes due 2024
NEW YORK, NY — (GLOBE NEWSWIRE) — April 7, 2021 — Prospect Capital Corporation (the “Company”) today announced that it has commenced two separate cash tender offers (each a “Tender Offer” and collectively, the “Tender Offers”) to purchase (i) up to $30,000,000 aggregate principal amount of outstanding 5.875% Senior Notes due 2023 (the “2023 Notes”), and (ii) up to $30,000,000 aggregate principal amount of outstanding 6.375% Notes due 2024 (the “2024 Notes” and together with the 2023 Notes, the “Notes”). Each Tender Offer will expire at 12:00 midnight, New York City time, on May 5, 2021 (one minute after 11:59 p.m., New York City time, on May 4, 2021), or any other date and time to which the Company extends the applicable Tender Offer (such date and time, as it may be extended, the “Expiration Date”). The Tender Offers are made pursuant to an Offer to Purchase dated today, which set forth the terms and conditions of the Tender Offers.

Title of Security	CUSIP / ISIN Nos.	Outstanding Principal Amount	Aggregate Principal Amount Sought

5.875% Senior Notes due 2023	74348TAJ1 / US74348TAJ16	$285,055,000	$30,000,000
6.375% Notes due 2024	74348TAS1 / US74348TAS15	$81,615,000	$30,000,000
The consideration to be paid for each $1,000 principal amount of 2023 Notes that are validly tendered and not validly withdrawn on or prior to the Expiration Date is $1,041.50, plus accrued and unpaid interest on the 2023 Notes, if any, from the last interest payment date up to, but not including, the Settlement Date (as defined herein). The consideration to be paid for each $1,000 principal amount of 2024 Notes that are validly tendered and not validly withdrawn on or prior to the Expiration Date is $1,075.00, plus accrued and unpaid interest on the 2024 Notes, if any, from the last interest payment date up to, but not including, the Settlement Date.

As described in the Offer to Purchase, tendered Notes may be validly withdrawn at any time prior to or at, but not after, the Expiration Time, unless the Company amends the Tender Offers, in which case the withdrawal rights may be extended as the Company determines, to the extent required by law. The Tender Offers are not conditioned on any minimum amount of Notes being tendered. The Company may amend, extend or, subject to certain conditions and applicable law, terminate the Tender Offers at any time in its sole discretion.

The Company has retained D.F. King & Co., Inc. to serve as the Information and Tender Agent for the Notes in the Tender Offers.
The Tender Offers are being made pursuant to the terms and conditions contained in the Offer to Purchase, a copy of which may be obtained from D.F. King & Co., Inc. at (212) 269-5550 (Banks and Brokers) or (866) 388-7452 (toll free), or via psec@dfking.com.
A copy of the Offer to Purchase is also available at the following web address: http://www.dfking.com/psec
This announcement is for informational purposes only and is not an offer to purchase or sell or a solicitation of an offer to purchase or sell, with respect to any securities. The solicitation of offers to buy the Notes is only being made pursuant to the terms of the Offer to Purchase, as it may be amended or supplemented. The Tender Offers are not being made in any state or jurisdiction in which such offer would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. None of the Company or the Information and Tender Agent are making any recommendation as to whether or not holders should tender their Notes in connection with the Tender Offers.

About Prospect Capital Corporation
Prospect Capital Corporation is a business development company that focuses on lending to and investing in private businesses. Prospect's investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.
Prospect has elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). Prospect is required to comply with regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986.
Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. These forward-looking statements include statements regarding expectations as to the completion of the transactions contemplated by the Tender Offer. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.
For further information, contact:
Grier Eliasek, President and Chief Operating Officer
grier@prospectcap.com
Telephone (212) 448-0702